Exhibit 10.01

Mr. Theodore Wright
311 S. Columbus Street
Alexandria, Virginia 22314

Dear Ted,

It is with great pleasure that I confirm our offer for the position of Executive Vice President and Chief Operating Officer, Exelis Systems Corporation, reporting to Ken Hunzeker, Executive Vice President, Exelis Inc. and President, Exelis Systems Corporation. Your beginning salary will be at the annual rate of $350,000, and your date of hire will be a mutually agreeable date. This position will be based in Colorado Springs, CO and you will be eligible for relocation from Alexandria, VA to COS, CO per the Exelis Systems Corporation relocation policy.

As an executive of Exelis Systems Corporation, you will be eligible to participate in the Annual Incentive Program (bonus) with a target award of 75% of base salary for performance year 2014. Bonus payments are discretionary and are based on company and individual performance. Approved awards are normally paid in the first quarter following the performance year.

You will also be eligible to participate in the Exelis Long-Term Incentive Award Program for the 2014 performance year. Your initial target will be $350,000, and the form of the award, vesting provisions and any other provisions/requirements will be determined each year at the discretion of the Board of Directors of the Company. In addition, you will receive a cash sign on payment in the amount of $175,000 to be paid after one month following your start date. Should your employment with Exelis or Exelis Systems Corporation or the NewCo be voluntarily terminated within two years from the date of payment, you agree and will be required to pay back the $175,000 sign on, net of taxes.

In the event that the Company terminates you within your first two years of employment, for any reason other than cause and without an offer of comparable employment, you will receive one full year of your current salary paid as a severance payment. Following two years of employment, you will revert to severance eligibility under the Company severance policy that is in effect at that time.

As you know, Exelis is recommending to the Board of Directors that Exelis Systems Corporation be spun off in mid 2014. If this transaction comes to completion, you will be eligible to receive a Transaction Success Incentive Award in cash at spin in the amount of $175,000. In addition, if this transaction comes to completion, you will be eligible to receive a Founders’ Grant at spin in the amount of $787,500. This award will be granted in accordance with the NewCo Long-Term Incentive Program adopted by the NewCo Compensation and Personnel Committee of the NewCo Board of Directors and will most likely be granted in a combination of Restricted Stock Units and Non-Qualified Stock Options. In the event that the transaction is not completed, no award or promise of award will be granted.

You will be covered under the following plans of the Exelis Salaried Benefits Program when you satisfy the participation conditions:

Investment and Savings Plan for Salaried Employees
Insurance Plan
Short-Term Disability Benefits

You may also elect coverage in the following plans:

Salaried Medical and Dental Plan
Flexible Spending Accounts
Life Plus
Long-Term Disability Benefits

November 27, 2013
Theodore Wright

Group Accident Insurance Program for Salaried Employees

If you are applying for family coverage under the Exelis Salaried Medical and Dental Plan, it is required that you furnish a marriage certificate (if applicable), and the birth certificate of each dependent being covered on your start date.

In this position, you will be entitled to 21 days of paid time off per year.

For questions regarding all benefits, you may contact Frank Peloso at 719-238-9345 or Frank.Peloso@exelisinc.com. He will be happy to discuss any questions you may have regarding this offer letter.

To comply with the Immigration Control Reform Act of 1986, this offer of employment is contingent upon completion of the I-9 form and providing required documentation to verify employment eligibility. Frank will contact you with additional information.

As a matter of standard Exelis policy, this offer is also contingent upon successful completion of a pre-placement background check and drug-screening test. Frank will provide additional information on these requirements, as well.

Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention. You may retain the additional copy for your personal files.

Ted, it is a real pleasure to welcome you back to Exelis. We are convinced that you have much to contribute and that your association with Exelis will prove to be a successful and mutually beneficial one. We look forward to working with you in the near future.

Very truly yours,

/s/ John Procopio

CC: Ken Hunzeker
Frank Peloso

The above offer is accepted subject to the forgoing conditions.

/s/ Theodore Wright	12/2/2013
Theodore Wright	Date